[Rhoads & Sinon LLP--Letterhead]


                                   Exhibit 5


                                 March 24, 2000

                    Opinion and Consent of Rhoads & Sinon LLP

Board of Directors
Orrstown Financial Services, Inc.
77 East King Street
Shippensburg, PA  17257

Ladies and Gentlemen:

     Reference is made to your Registration Statement on Form S-8, which is to be filed with the Securities and Exchange Commission regarding the registration of 30,000 shares of common stock, no par value per share, of Orrstown Financial Services, Inc. (the "Company") in connection with the Company's Non-Employee Director Stock Option Plan of 2000 (the "Plan").

     We have examined the records relating to the organization of the Company, its Articles of Incorporation, By-laws and all amendments thereto, and the records of proceedings of its stockholders and directors.

     Based upon the foregoing, and upon the examination of such other documents as we have deemed necessary to express the opinions hereinafter set forth, we are of the opinion that:

     1. The Company is a corporation duly organized and in good standing under the Laws of the Commonwealth of Pennsylvania; and

     2. The shares of the Company's Common Stock to be registered will, when issued pursuant to and in accordance with the Plan, be duly authorized, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to all references to us therein.

     In giving such consent, we do not thereby admit that we are experts within the meaning of Section 7 of the Securities Act of 1933.

                                                    Very truly yours,

                                                    RHOADS & SINON LLP


                                                    By: /s/ Dean H. Dusinberre
                                                        ----------------------
                                                        Dean H. Dusinberre